Exhibit 10.1

SUBLEASE

SUBLEASE (“Sublease”) dated as of June 28, 2006, between BABCOCK & BROWN LP, 2 Harrison Street, San Francisco, CA 94105 (“Sublandlord”) and CRITICAL PATH INC., 2 Harrison Street (2nd Floor), San Francisco, CA 94105 (“Subtenant”).

1. Demise and Term. Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, certain premises (the “Subleased Premises”) shown hatched on Exhibit A annexed hereto and made a part hereof, consisting of a portion of the rentable area of the second (2nd) floor of the building (the “Building”) known as 2 Harrison Street, San Francisco, CA 94105, and being the same premises which are leased to Sublandlord under the Main Lease (as hereinafter defined), subject to the provisions of Articles 19 and 20 of this Sublease. The term of this Sublease shall commence on the date which shall be the later to occur of: (i) the date upon which Sublandlord shall lease Suites 200 and 201 from the Landlord under the Main Lease and (ii) the date upon which the landlord under the Main Lease shall consent to this Sublease (the later of such dates is herein referred to as the “Commencement Date”), and end on the last day of the twenty-fourth (24th) month next following the Commencement Date (the “Expiration Date”), unless sooner terminated or cancelled as provided in this Sublease.

2. Subordinate To Main Lease. This Sublease is and shall be subject and subordinate to that certain lease dated June 20, 1989 (the “Original Lease”), as amended by that certain Addendum to Office Lease dated June 29, 1989 (the “Addendum”), that certain Amendment No. 1 to Office Lease dated March 29, 1991 (the “First Amendment”), that certain Amendment No. 2 to Office Lease dated June 1, 1992 (the “Second Amendment”); that certain Amendment No. 3 to Office Lease dated June 21, 1993 (the “Third Amendment” ), and that certain Fourth Amendment to Lease dated June 30, 1999 (the “Fourth Amendment”) (the Original Lease, as amended by the Addendum, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment is hereinafter collectively referred to as the “Main Lease”) between PPF OFF 345 Spear, LP (successor-in-interest to Harrison Plaza, Ltd. and Shorenstein Realty Investors, L.P., respectively), as landlord, and Sublandlord, successor-in-interest to Babcock & Brown, Inc., as tenant, and to the matters to which the Main Lease is or shall be subject and subordinate. A true and complete copy of the Main Lease (with certain financial terms redacted) is annexed hereto as Exhibit B.

3. Incorporation by Reference.

A. The terms, covenants and conditions of the Main Lease are incorporated herein by reference so that (except to the extent that they are inapplicable to, or modified by the provisions of, this Sublease) for the purpose of incorporation by reference, each and every term, covenant and condition of the Main Lease binding upon or inuring to the benefit of the “Landlord” thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord, and each and every term, covenant and condition of the Main Lease binding upon or inuring to the benefit of the “Tenant” thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease, and as if the words “Landlord” and “Tenant,” or words of similar import, wherever the same appear in the Main Lease, were construed to mean, respectively, “Sublandlord” and “Subtenant” in this Sublease, and as if the words “Premises,” or words of similar import, wherever the same appear in the Main Lease, were construed to mean “Subleased Premises” in this Sublease, and as if the word “Lease,” or words of similar import, wherever the same appear in the Main Lease, were construed to mean “Sublease.”

B. The time limits contained in the Main Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by two (2) days, so that in each instance Subtenant shall have two (2) days less time to observe or perform hereunder than Sublandlord has as the tenant under the Main Lease.

C. The following provisions of the Main Lease shall be deemed deleted for the purposes of incorporation by reference in this Sublease: Article 1; Sections 3.02, 3.05, and 3.06; Section 6.01; Section 8.02 (third sentence only); Sections 12.01 and 12.02; and Exhibits A, C, F and I. The First Amendment, Second Amendment, Third Amendment and Fourth Amendment (and all Exhibits thereto) shall also be deemed deleted for purposes of incorporation by reference in this Sublease.

D. The following provisions of the Main Lease shall be modified for purposes of incorporation by reference in this Sublease: the definition of “Tenant’s Share” in Article 1.0 shall be amended for purposes of this Sublease and shall be 63.81% (subject, however, to the provisions of Articles 19 and 20 of this Sublease); throughout all of Section 12.01, 12.02 and Articles 17 and 18, the word “Landlord” shall be construed to refer to the “Landlord” under the Main Lease; Article 26 shall be modified by granting Subtenant the right, but not the obligation, to occupy six (6) unreserved parking spaces allocated to Sublandlord under the Main Lease at the prevailing parking rates, as provided in the Main Lease, as modified hereby, subject, however, to the provisions of Articles 19 and 20 of this Sublease.

E. If any of the express provisions of this Sublease shall conflict with any of the provisions of the Main Lease incorporated by reference, such conflict shall be resolved in every instance in favor of the express provisions of this Sublease.

4. Performance by Sublandlord. Any obligation of Sublandlord which is contained in this Sublease by the incorporation by reference of the provisions of the Main Lease may be observed or performed by Sublandlord using reasonable efforts to cause the landlord under the Main Lease to observe and/or perform the same; and Sublandlord shall have a reasonable time to enforce its rights to cause such observance or performance. Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublandlord’s rights as the “Tenant” under the Main Lease. Notwithstanding any provision of this Sublease to the contrary, as to obligations contained in this Sublease by the incorporation by reference of the provisions of the Main Lease, Sublandlord shall not be required to make any payment or perform any obligation, and Sublandlord shall have no liability to Subtenant for any matter whatsoever, except for Sublandlord’s obligation to pay the rent and additional rent due under the Main Lease and for Sublandlord’s obligation to use reasonable efforts, upon request of Subtenant, to cause the landlord under the Main Lease to observe and/or perform its obligations under the Main

Lease, and Sublandlord’s obligation not to do any act or thing which may constitute a breach or violation of any term, covenant or condition of the Main Lease, whether or not such act or thing is permitted under the provisions of this Sublease. All services and facilities to which Sublandlord is entitled under the Main Lease shall be furnished or made available to Subtenant by the landlord under the Main Lease and not by Sublandlord. Relatedly, Sublandlord shall not be responsible for any failure or interruption, of the services or facilities supplied at the Building by the landlord under the Main Lease or otherwise, including, without limitation, heat, air conditioning, electricity, water, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, (b) constructive eviction, whether in whole or in part, or (c) liability on the part of Sublandlord, Sublandlord shall promptly forward to Subtenant copies of all notices given by the landlord under the Main Lease to Sublandlord; as well as copies of all notices given by Sublandlord to the landlord under the Main Lease; and Sublandlord shall notify the landlord under the Main Lease within five (5) business days after Subtenant notifies Sublandlord of a breach of the Main Lease by the landlord under the Main Lease. Subtenant shall have the right to institute an action or court proceeding against the landlord under the Main Lease in the event that any breach by the landlord under the Main Lease continues for thirty (30) days after such notice (to the extent such breach affects the Subleased Premises) and to the extent necessary, Sublandlord shall cooperate in such action or court proceeding (at no cost to Sublandlord), provided such action or court proceeding is not of a frivolous nature; and, provided further, that Subtenant indemnifies Sublandlord in writing against all losses, damages, costs and expenses paid or incurred by Sublandlord (including reasonable attorneys’ fees and charges through all appeals) as a result of such action or proceeding.

5. No Breach of Main Lease. Subtenant shall not do any act or thing which may constitute a breach or violation of any term, covenant or condition of the Main Lease by the tenant thereunder, whether or not such act or thing is permitted under the provisions of this Sublease.

6. No Privity of Estate. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and the landlord under the Main Lease. Notwithstanding any provision of this Sublease to the contrary, Subtenant shall not have the right to deal directly with the landlord under the Main Lease, except to the extent expressly permitted in advance in writing by Sublandlord.

7. Fixed Rent.

A. Subtenant shall pay to Sublandlord rent (the “Fixed Rent”) in the amounts of: (i) Four Hundred Fifty-Three Thousand One Hundred Eighty-Four and 00/100 Dollars ($453,184.00) per annum for the period commencing on the Commencement Date and ending at 11:59 p.m. on the date immediately preceding the first (1st) anniversary of the Commencement Date; and (ii) Four Hundred Sixty-Seven Thousand Seven Hundred Eighty-Four and 00/100 Dollars ($467,784.00) per annum for the period commencing on the first (1st) anniversary of the Commencement Date and ending at 11:59 p.m. on the Expiration Date. The Fixed Rent is subject to adjustment in accordance with the provisions of Articles 19 and 20 of this Sublease.

B. Subtenant shall pay to Sublandlord the Fixed Rent, in equal monthly installments in advance on the first day of each month during the term of this Sublease, except that the first monthly installment due under this Sublease shall be paid on the Commencement Date. If the Commencement Date is not the first day of a month, Fixed Rent for the period commencing on the Commencement Date and ending on the last day of the month in which the Commencement Date occurs shall be apportioned on the basis of the number of days in said month and shall be paid on the Commencement Date. Fixed Rent and all other amounts payable by Subtenant to Sublandlord under this Sublease (the “Additional Charges”) shall be paid promptly when due, without notice or demand therefor, and without deduction, counterclaim or setoff of any amount or for any reason whatsoever. Fixed Rent and Additional Charges shall be paid to Sublandlord in lawful money of the United States at the address of Sublandlord set forth at the head of this Sublease or to such other person and/or at such other address as Sublandlord may from time to time designate by notice to Subtenant.

8. Additional Rent. In addition to Fixed Rent, Subtenant shall pay to Sublandlord:

A. (i) 63.81% (“Subtenant’s Share”) of all additional rent payable by Sublandlord on account of Real Property Taxes (as said term is defined in the Main Lease) in accordance with Sections 5.02, 5.03 and 5.04 of the Main Lease (“Sublandlord’s Tax Payment”) in excess of Sublandlord’s Tax Payment for the 2006 calendar year; plus (ii) Subtenant’s Share of all additional rent payable by Sublandlord on account of Operating Expenses (as said term is defined in the Main Lease) in accordance with Sections Section 5.01, 5.03 and 5.04 of the Main Lease (“Sublandlord’s Expense Payment”), in excess of Sublandlord’s Expense Payment for the 2006 calendar year; plus

B. all charges, costs, fees and expenses attributable solely to the Subleased Premises (including, without limitation, all additional rent and additional and special charges attributable to additional, unique or extra services requested by Subtenant, including, without limitation, any additional electric current or overtime HVAC, cleaning, freight elevator or similar services, and any charges recoverable under Section 12(b) of the Main Lease). All such additional rent payments shall be payable to Sublandlord in the same manner and at the same times as the corresponding payments of additional rent are due from the Sublandlord to the landlord under the Main Lease pursuant to the terms and conditions of the Main Lease.

C. “Subtenant’s Share” is subject to adjustment in accordance with the provisions of Articles 19 and 20 of this Sublease.

9. Excess Electricity Charges. Subtenant shall pay to Sublandlord the cost of all electricity furnished or made available to the Subleased Premises in excess of basic services in accordance with Section 12.02(b) of the Main Lease, within 5 days following the receipt of Sublandlord’s invoice.

10. Use; Subleasing and Assignment.

A. Subtenant shall use and occupy the Subleased Premises for general and executive offices for Subtenant’s business and for no other purpose.

B. Subtenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise: (i) assign or otherwise transfer this Sublease or the term and estate hereby granted, (ii) sublet the Subleased Premises or any part thereof, or allow the same to be used, occupied or utilized by anyone other than Subtenant, or (iii) mortgage, pledge, encumber or otherwise hypothecate this Sublease or the Sublease Premises or any part thereof in any manner whatsoever.

11. Condition of Subleased Premises; Subtenant Work. Subtenant accepts the Subleased Premises “AS IS” and Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, material, fixtures, equipment or decorations to make the Subleased Premises ready or suitable for Subtenant’s occupancy.

12. Releases. Subtenant hereby releases the landlord under the Main Lease or anyone claiming through or under the landlord under the Main Lease by way of subrogation or otherwise to the extent that Sublandlord released the landlord under the Main Lease and/or the landlord under the Main Lease was relieved of liability or responsibility pursuant to the provisions of the Main Lease, and Subtenant will cause its insurance carriers to include any clauses or endorsements in favor of the landlord under the Main Lease which Sublandlord is required to provide pursuant to the provisions of the Main Lease.

13. Consents and Approvals. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter shall be deemed reasonable if such consent or approval has not been obtained from the landlord under the Main Lease. If Subtenant shall seek the approval by or consent of Sublandlord, or the landlord under the Main Lease, and Sublandlord, or the landlord under the Main Lease, shall fail or refuse to give such consent or approval, Subtenant shall not be entitled to any damages for any withholding or delay of such approval or consent by Sublandlord or the landlord under the Main Lease, absent a showing of bad faith, it being intended that Subtenant’s sole remedy shall be an action for injunction or specific performance and that said remedy of an action for injunction or specific performance shall be available (subject to other applicable provisions of this Lease) only in those cases where Sublandlord, or the landlord under the Main Lease, shall have expressly agreed in writing not to unreasonably withhold or delay its consent.

14. Termination of Main Lease; Sublandlord’s Termination Option. If for any reason (other than Sublandlord’s default under the Main Lease) the term of the Main Lease shall terminate prior to the Expiration Date, this Sublease shall thereupon be terminated and Sublandlord shall not be liable to Subtenant by reason thereof.

15. Alterations. Subtenant shall not make any alterations, additions, changes, replacements, installations or additions (“Alterations”) in or to the Subleased Premises without obtaining the prior consent of Sublandlord and the landlord under the Main Lease in each instance. Notwithstanding the foregoing, Sublandlord (in contradistinction to the landlord under the Main Lease) shall have the right to withhold its consent to any Alterations for any reason or for no reason whatsoever. Any Alterations which are approved by Sublandlord and which are installed by Subtenant shall be removed by Subtenant on or before the end of the Term; and Subtenant shall repair all damage to the Subleased Premises caused by any such installation and removal.

16. Signs. Subject to the consent of Sublandlord, which consent shall not be unreasonably withheld, and the consent of the landlord under the Main Lease and in accordance with the requirements of the Main Lease, Subtenant, at Subtenant’s sole cost and expense, may maintain a sign in the lobby of the 2nd floor of the Building. Subtenant shall maintain no other signs outside the Subleased Premises without Sublandlord’s prior consent.

17. Brokerage. Subtenant and Sublandlord each represent to the other that no broker, other than Newmark Knight Frank and Studley, Inc. (collectively, the “Broker”), or other person had any part, or was instrumental in any way, in bringing about this Sublease. Subtenant represents to Sublandlord that, except as aforesaid, no broker or other person had any part, or was instrumental in any way, in bringing about this Sublease. Subtenant shall pay, and shall indemnify, defend and hold harmless Sublandlord from and against, any claims made by any broker or other person for a brokerage commission, finder’s fee, or similar compensation, by reason of or in connection with this Sublease, and any loss, liability, damage, cost and expense (including, without limitation, reasonable attorneys’ fees) in connection with such claims if such broker or other person claims to have had dealings with Subtenant or its representatives. Sublandlord represents that Sublandlord has dealt only with the Broker. Any commission due to Studley, Inc. shall be paid by the Landlord under the Main Lease pursuant to separate agreement; and any commission due to Newmark Knight Frank shall be paid by Subtenant pursuant to separate agreement.

18. Access; Parking. Subtenant shall have access to the Sublease Premises twenty-four (24) hours per day, seven (7) days a week, fifty-two (52) weeks per year; subject, however, to the rules and regulations of the Building and the provisions of the Main Lease incorporated herein by reference. Parking shall be provided to Subtenant in accordance with Article 26 of the Main Lease, as incorporated by reference and modified under Section 3D of this Sublease. Parking spaces are subject to reduction in accordance with the provisions of Articles 19 and 20 of this Sublease.

19. Phased Subleased Premises Reduction; Subleased Premises Sharing Option.

A. Attached hereto as Exhibit C is a floorplan of the Subleased Premises which has been marked to show the Subleased Premises divided into two physical spaces captioned “Space B” and “Space C” respectively. For purposes of this Article 19, the Original Sublease Premises are deemed to have an area of 12,441 usable square feet.

B. Effective as of November 15, 2006 (the “Space B Reduction Date”), the Subleased Premises shall be reduced by the deletion of the portion of the Subleased Premises marked “Space B” from this Sublease in accordance with the terms and conditions set forth in this Article 19. Effective as of such Space B Reduction Date, the Fixed Rent, the Subtenant’s Share and the number of parking spaces under this Sublease shall be reduced proportionately based on the ratio that the aggregate usable square footage of Space C bears to the aggregate usable square footage of the entire Subleased Premises as then constituted and, effective as of the Space B Reduction Date, all references to the Subleased Premises shall mean, subject to the provisions of Article 20 hereof, Space C only. Subtenant shall surrender Space B to Sublandlord as if the Space B Reduction Date were the Expiration Date hereunder. On or before the Space B Reduction Date, Sublandlord, shall, at Sublandlord’s sole cost and expense, legally demise and separate Space B from Space C by the installation of a demising wall at the location identified on the floorplan annexed hereto as Exhibit C. Any Fixed Rent or additional rent prepaid by Tenant with respect to Space B for any period following the Space B Reduction Date shall be credited against the next installments of Fixed Rent payable by Subtenant under this Sublease. If requested by Sublandlord, the parties shall confirm in writing, as soon as practicable following the Space B Reduction Date, the reduction of the Subleased Premises, the changes in the Fixed Rent, Subtenant’s Share, parking spaces, and such other terms as shall be modified as a result thereof.

C. In addition to the foregoing, Sublandlord may enter into a license with Subtenant at any time prior to November 15, 2006 for all or a portion of the area of Space B marked on Exhibit C as the “Interim License Area” on the terms set forth in this Section 19C. If Sublandlord desires to use all or a portion of the Interim License Area in accordance with the provisions of this Section 19C, Sublandlord will first consult with Subtenant as to the precise location of such Interim License Area in order to accommodate the needs of both Sublandlord and Subtenant. Thereafter, Sublandlord may deliver a formal notice to Subtenant designating the portion or portions of the Interim License Area proposed to be used by Sublandlord, and designating a date (which will not be earlier than the fifth (5th) business day following the delivery of such notice) upon which Sublandlord’s interim license will commence (the “Interim License Commencement Date”). If Sublandlord has delivered that notice to Subtenant then, effective as of the Interim License Commencement Date, Subtenant will make available to Sublandlord the portion or portions of the Interim License Area designated by Sublandlord in the notice, as well as all standard office furniture, furnishings, storage drawers, cabinets, closets, outlets, electrical and data/telecommunications connection points located in such portion(s) of the Interim License Area. Effective on the Interim License Commencement Date, the Fixed Rent and the Subtenant’s Share shall be reduced proportionately based on the ratio that the aggregate usable square footage of the remaining portions of the Subleased Premises bear to the aggregate usable square footage of the Original Subleased Premises. The parking spaces allocable to Subtenant, however, shall not be reduced prior to November 15, 2006. There shall be no requirement to demise the Interim License Area from the balance of the Subleased Premises, except that Sublandlord may decide, at Sublandlord’s sole cost and expense, to install a temporary pressure wall and/or one or more movable full-height or partial-height partitions to provide a measure of privacy to both parties. Any Fixed Rent or additional rent prepaid by Subtenant with respect to the Interim License Area for any period following the Interim License Commencement Date shall be credited against the next installments of Fixed Rent payable by Subtenant under this Sublease. If requested by Sublandlord, the parties shall confirm in writing, as soon as practicable following the Interim License Commencement Date, the licensing by Sublandlord of the Interim License Area, and any changes in the Fixed Rent, Subtenant’s Share, parking spaces and such other terms as shall be modified as a result thereof.

20. Sublease Premises Reduction Opportunity.

A. Attached hereto as Exhibit A is a floorplan of the Sublease Premises initially subleased to Subtenant (referred to elsewhere in this Sublease as the “Sublease Premises” and referred to in this Article 20 as the “Original Sublease Premises”). For purposes of this Article 20, the Original Sublease Premises are deemed to have an area of 12,441 usable square feet.

B. Notwithstanding anything to the contrary contained in this Sublease, Subtenant shall have the opportunity to propose for Sublandlord’s approval, one or more times during the term of this Sublease (the “Sublease Premises Reduction Opportunity”), the exclusion of any portion of the Original Sublease Premises from this Sublease on the terms and conditions set forth in this Article 20. The portion of the Original Subleased Premises proposed to be excluded by Subtenant shall be, in Sublandlord’s sole opinion, a commercially rentable unit configured in a manner acceptable to Sublandlord.

C. Provided that no default is then continuing, Subtenant may exercise the Sublease Premises Reduction Opportunity one or more times, but not more often than once every six (6) months, during the period commencing on the Commencement Date and expiring on December 31, 2007, by delivering written notice of Subtenant’s proposed exclusion (the “Reduction Proposal Notice”) identifying on a dimensioned floorplan drawn to scale the portion of the Sublease Premises proposed to be excluded from the Original Subleased Premises (the “Excluded Premises”). (The Original Subleased Premises less the aggregate of the Excluded Premises from time to time is sometimes referred to herein as the “Retained Premises”). Within ten (10) days following Sublandlord’s receipt of the Reduction Proposal Notice, Sublandlord shall notify Subtenant (i) whether it objects to said reduction of the Original Subleased Premises, and/or (ii) whether Sublandlord objects to the proposed configuration of the Excluded Premises (and, if Sublandlord shall object to said configuration, Subtenant shall promptly reconfigure the Excluded Premises in a manner reasonably acceptable to Sublandlord and deliver a substituted floorplan to Sublandlord showing the Excluded Premises as reconfigured by Subtenant). Sublandlord’s failure to notify Subtenant within such ten (10) day period shall be deemed to be an objection to the proposed reduction. The parties hereto agree that Sublandlord shall have the unqualified right to object to the reduction proposal set forth in the Reduction Proposal Notice. In such event, Subtenant may not reduce the Subleased Premises, and this Sublease shall continue to be in full force and effect without giving effect to Subtenant’s reduction proposal.

D. If Sublandlord shall approve the proposed reduction in the Subleased Premises and the configuration of such the Excluded Premises then, from and after the Subleased Premises Reduction Date (as defined below) the Fixed Rent, the Subtenant’s Share and the number of parking spaces under this Sublease shall be reduced proportionately based on the ratio that the aggregate usable square footage of the Retained Sublease Premises bears to the aggregate usable square footage of the Original Subleased Premises. In this Sublease, the term “Sublease Premises Reduction Date” shall mean the first (1st) day, if any, which occurs not earlier than thirty (30) days after delivery of the Reduction Proposal Notice, and which is the first (1st) day of a calendar month.

E. If required by Sublandlord, Subtenant shall, at Subtenant’s sole cost and expense, legally demise and separate the Retained Sublease Premises from the balance of the Excluded Sublease Premises on or before the Subleased Premises Reduction Date as an Alteration under Article 15 of this Sublease in accordance with, and subject to, all terms and conditions set forth therein.

F. If the Subleased Premises are reduced pursuant to this Article 20, any Fixed Rent or additional rent prepaid by Tenant with respect to the Excluded Sublease Premises for any period following the Subleased Premises Reduction Date shall be credited against the next installments of Fixed Rent payable by Subtenant under this Sublease.

G. If requested by Sublandlord, the parties shall confirm in writing, as soon as practicable following the Subleased Premises Reduction Date, the reduction of the Subleased Premises, the changes in the Fixed Rent, Subtenant’s Share and such other terms as shall be modified as a result thereof.

21. Shared Rooms; Confidentiality.

A. Sublandlord and Subtenant shall share the use of the kitchen/pantry, lunch room and server/telecommunications rooms (collectively, the “Shared Rooms”) identified on Exhibit C of this Lease during the Term of this Sublease. Subtenant shall observe, and instruct its employees to observe, all rules reasonably promulgated by Sublandlord with respect to the Shared Rooms. The cost of all rents and additional rents, and the cost of all supply, routine maintenance and cleaning costs attributable to the use of the shared rooms shall be equally allocated by the parties (and, to the extent the same shall be payable by Subtenant, Subtenant’s share of such costs shall be deemed to be additional rent under this Sublease).

B. Due to the close proximity of the parties’ office areas and, under certain circumstances, the shared use of certain portions of the Subleased Premises, each of the parties hereto shall, during the term of this Sublease and at all times thereafter, maintain in confidence all confidential and proprietary information and data of a party which is disclosed or made available (whether intentionally or inadvertently) to the other party (the “Confidential Information”). Each party shall take all reasonable measures necessary to prevent any unauthorized disclosure of the Confidential Information by any of their employees, agents or consultants. Nothing herein shall prevent either party, or any employee, agent or consultant of a party from disclosing any Confidential Information which: (i) becomes publicly available without default under this Sublease; (ii) is lawfully acquired by such party or such person in question from a source not under any obligation regarding disclosure of such information; or (c) such party or person is required by law to disclose the Confidential Information, in which event, the party or person in question shall use reasonable efforts, if legally permitted, to give notice to the other party prior to disclosure.

22. Subtenant’s Cancellation Option Notwithstanding anything to the contrary contained herein, Subtenant shall have the right, provided Subtenant is not in default under this Lease as of the giving of the Termination Notice or as of the Termination Date, to terminate this Sublease effective as of the last day of any month (the “Termination Date”) in which occurs the sixtieth (60th) day next following the date upon which Tenant delivers a notice (“Termination Notice”) to Sublandlord unequivocally and irrevocably electing to terminate this Sublease. The Term of this Sublease shall end effective as of the Termination Date, as though the same were the Expiration Date originally fixed hereunder; and, effective as of such Termination Date, Tenant shall surrender and deliver up the Premises to Sublandlord.

23. Complete Agreement; Execution in Counterparts. There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties. This Sublease may be executed in multiple counterparts, all of which, when taken together, shall constitute a single instrument.

24. Successors and Assigns. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors and permitted assigns.

25. Sublandlord’s Liability. Sublandlord, its partners, officers, directors, shareholders and principals, disclosed or undisclosed, shall have no personal liability under this Sublease. Subtenant shall look only to Sublandlord’s estate and property in the Main Lease (or the proceeds thereof) for the satisfaction of Subtenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Sublandlord in the event of any default by Sublandlord hereunder, and no other property or assets of Sublandlord or its partners, officers, directors, shareholders or principals, disclosed or undisclosed, shall be subject to lien, levy, execution or other enforcement procedure for the satisfaction of Subtenant’s remedies under or with respect to this Sublease, the relationship of Sublandlord and Subtenant hereunder or Subtenant’s use or occupancy of the Subleased Premises.

26. Consent of Landlord Under Main Lease; Condition Precedent. This Sublease shall have no effect until (i) the landlord under the Main Lease shall have given its written consent to this Sublease in accordance with the terms of the Main Lease and (ii) Sublandlord shall have entered into a direct lease of Suites 200 and 201 of the Building. If the landlord under the Main Lease does not give its consent to this Sublease for any reason, or if Sublandlord shall not enter into a lease of Suites 200 and 201 for any reason, on or before the 60th day following the date of this Sublease, this Sublease shall be deemed null and void and of no effect. Sublandlord and Subtenant shall each pay one-half of the legal fees and expenses assessed by the landlord under the Main Lease in connection with its review of this Sublease and the granting of its consent thereto.

27. Cash Security Deposit. Subtenant has deposited with Sublandlord the sum of Seventeen Thousand Four Hundred Thirty and 15/100 Dollars ($17,430.15), as partial security for the full and timely performance by Subtenant of all the terms covenants and conditions of this Sublease on Subtenant’s part to be performed. Sublandlord shall have the right, with ten (10) business days prior written notice to Subtenant and Subtenant’s failure to cure with such period, and regardless of the exercise of any other remedy Sublandlord may have by reason of Subtenant’s default, to apply any part of the security to cure any default of Subtenant, and, if Sublandlord does so, Subtenant shall upon demand deposit with Sublandlord the amount so applied so that Sublandlord shall have on deposit the full amount of the security at all times during the term of this Sublease. If Subtenant shall fail to make such deposit, Sublandlord shall have the same remedies for such failure as Sublandlord has for a default in the payment of the Fixed Rent. In the event of an assignment or transfer of Sublandlord’s leasehold estate under the Main Lease (i) Sublandlord shall have the right to transfer the security to the assignee, (ii) Sublandlord shall thereupon be automatically released by Subtenant from all liability for the return of the security and (iii) Subtenant shall look solely to the assignee for the return of the security, and the foregoing provisions of this sentence shall apply to every transfer made of the security to a new assignee of Sublandlord’s interest in the Main Lease. Upon the expiration of the term of this Sublease, subject to the provisions of this Section, Sublandlord shall pay to Subtenant the balance of any security and accrued interest remaining in such account (less any sums which Sublandlord is permitted by law to retain, which Sublandlord may withdraw and retain annually).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

BABCOCK & BROWN Limited Partner
By:	Babcock & Brown General Partner LLC
Its:	General Partner

/s/ Judith A. Hall
By:	Judith A. Hall
Its:	Vice President

CRITICAL PATH INC.

/s/ Michael J. Zukerman
By:	Michael J. Zukerman
Its:	Executive Vice President, General Counsel and Secretary

EXHIBIT A

THE SUBLEASED PREMISES

EXHIBIT B

THE MAIN LEASE

(Certain financial terms have been redacted from the attached copy of the Main Lease)

EXHIBIT C

SPACE B; SPACE C; THE INTERIM LICENSE AREA; THE SHARED ROOMS